Supplement dated June 17, 2002
(To Prospectus Supplement dated June 6, 2002
to Prospectus dated February 11, 2002)

                                   1,267,466
                     CORPORATE BACKED TRUST CERTIFICATES,
                   Motorola Debenture-Backed Series 2002-12


The following change is made to the attached prospectus supplement:

                  Following the date of the Prospectus Supplement, the rating of the Underlying Securities was downgraded to "BBB" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). As a consequence, the expected rating by S&P of the Certificates upon issuance is "BBB." In each place that the S&P ratings of the Underlying Securities or Certificates appears in the prospectus supplement (including, under the heading "Ratings" on page S-5 and in the first sentence of the first paragraph under the heading "Ratings" on page S-31), such rating is changed to "BBB."



This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meanings assigned to them in the prospectus supplement.